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TechnipFMC plc
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May 6, 2021

Dear Shareholder:

On April 9, 2021, TechnipFMC plc filed its definitive proxy statement (the “Proxy Statement”) for its 2021 Annual General Meeting of Shareholders (the “Annual Meeting”). In connection with the Annual Meeting, shareholders are being asked to, among other proposals, elect Ms. Sophie Zurquiyah and approve the prospective directors’ remuneration policy, as described in proposal 1(i) and proposal 4, respectively, in the Proxy Statement.

In May 2021, Glass Lewis, a proxy advisory firm, issued voting recommendations relating to the Annual Meeting. Glass Lewis recommends voting against Ms. Zurquiyah’s nomination for election to the board of directors and our prospective director remuneration policy. The Company’s statement below constitutes a Report Feedback Statement in response to Glass Lewis’ analysis of the nomination of Ms. Zurquiyah and our prospective director remuneration policy and is intended to provide additional information that we believe shareholders will value as they review the Glass Lewis report and bring more clarity on Glass Lewis’ analysis of each of these proposals. The Board of Directors strongly disagrees with Glass Lewis’ recommendation as it relates to proposal 1(i) and proposal 4 and encourages you to vote “FOR” all proposals in the Proxy Statement, including proposal 1(i) and proposal 4.

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TechnipFMC plc is registered in England and Wales (Company No. 09909709), with registered offices at One St. Paul’s Churchyard, London, EC4M 8AP.

May 6, 2021

RE:  2021 TechnipFMC plc Glass Lewis Report

Dear Glass Lewis,

TechnipFMC plc (the “Company”, “TechnipFMC”, “its” or “our”) appreciates the opportunity to respond directly to the 2021 Glass Lewis Proxy Research Report (the “Report”) regarding the proposals within our 2021 Proxy Statement (the “Proxy Statement”) for our 2021 Annual General Meeting of Shareholders (the “Annual Meeting”). We are writing to express disagreement with the Report’s recommendations with respect to certain proposals in the Proxy Statement and urge Glass Lewis to revise its recommendation based on the reasons set forth in this letter. Specifically, the Company urges Glass Lewis to recommend voting “FOR” the following proposals:

Proposal 1(i) – Election of Sophie Zurquiyah as a Director; and

Proposal 4 – Prospective Directors’ Remuneration Policy.

In order to assist Glass Lewis’ review of these voting recommendations, it should be noted that, although the Company is incorporated in the United Kingdom, it is listed on the New York Stock Exchange and Euronext Paris, is headquartered in the United States, its Chairman and CEO works principally from our Houston, Texas, USA office, and a large portion of its shareholders are based in the United States. The Company’s securities are not listed on any securities exchange in the United Kingdom. As a result, the Company should be largely analyzed in the context of its large U.S. presence, except in the few instances where certain laws and regulations from the United Kingdom and European market regulations dictate the existence or form of a specific Proxy Statement proposal.

Proposal 1(i) – Election of Sophie Zurquiyah as a Director

We urge Glass Lewis to recommend that shareholders vote “FOR” Ms. Zurquiyah because of her uniquely relevant global background and expertise in our industry, demonstrated commitment to the Board of Directors of TechnipFMC, the immense value she brings to our Company as a diverse director, which harmonizes with the views of our shareholders who have advocated for more diversity on our Board, and her commitment to take action within the next year to address guidelines from proxy advisors and institutional investors.

The Report’s current recommendation to vote against Ms. Zurquiyah is based on a belief that she serves on three public company boards (CGG S.A., Safran S.A., and TechnipFMC plc), one more than the allowable amount under Glass Lewis’ 2021 U.S. Proxy Voting Guidelines (the “Guidelines”). However, the Guidelines enumerate certain other factors that should weigh in Glass Lewis’ consideration of whether a director’s service on other boards would limit his/her ability to devote sufficient time to the Board of Directors of TechnipFMC (the “Board”), such as:

•	the director’s attendance record at all companies;

•	the size of the companies on whose board the director nominee serves; and

TechnipFMC plc is registered in England and Wales (Company No. 09909709), with registered offices at One St. Paul’s Churchyard, London, EC4M 8AP.

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other sufficient rationale for continued board service, such as contributions to the Board, including specialized knowledge of the Company’s industry, strategy or key markets, diversity of skills, perspective and background, and other relevant factors.

Ms. Zurquiyah’s skills, experience, expertise, and characteristics make her a uniquely qualified and transformative director.

Ms. Zurquiyah was nominated as a director to the Board after a thorough, thoughtful, and rigorous recruitment process with Spencer Stuart, a nationally recognized third-party director search firm. After engagement with the Company’s shareholders, as described in our Proxy Statement, the Board set rigorous criteria for the director search, including deep expertise in the Company’s industry, executive management experience, and financial expertise, in part to overcome the losses from directors who departed in the recent spin-off of Technip Energies N.V. (the “Spin-off”) and from the Company’s director retirement policy. The Company also took to heart its shareholders’ desires to increase diversity on the Board. With Spencer Stuart’s assistance, Ms. Zurquiyah was identified as uniquely suited to meet these criteria. Ms. Zurquiyah has deep expertise in the oil and gas industry, having served in the industry since 1991 and in a series of leadership roles since 2007, including her current role as chief executive officer of CGG S.A., a management position that is exceptionally, and woefully, rare for a woman to hold. Moreover, Ms. Zurquiyah has direct experience in sustainability and technology, which tie directly to the Company’s transformed business strategy following the Spin-off. Ms. Zurquiyah is also an Audit Committee financial expert as defined under the Securities and Exchange Commission’s (“SEC”) rules. Once identified, it was clear to the Board that the combination of Ms. Zurquiyah’s skills, experience, financial expertise, and diversity made her a unique candidate whose transformative leadership potential outweighed her membership on one more board than advised under the Guidelines, resulting in her appointment in April 2021.1

In addition, Ms. Zurquiyah has informed the Company that she expects to take action within the next year to address guidelines from proxy advisors and institutional investors.

The Report’s recommendation to vote against Ms. Zurquiyah could potentially deprive the Board of these valuable qualities and Ms. Zurquiyah’s current and future contributions.

Ms. Zurquiyah’s attendance record and contributions to the boards on which she serves are exemplary.

We acknowledge and concur with Glass Lewis’ views “that directors should have the necessary time to fulfill their duties to shareholders” and an “overcommitted director can pose a material risk to a company’s shareholders, particularly during periods of crisis.”

The Company’s views on Board composition and criteria for Board membership, as disclosed in its Proxy Statement on pages 45-48, include numerous requirements, including an “ability to commit the time required for service on our Board.”  We evaluate not only a director’s skills and experience relevant to the Company, but also changes in professional status, outside commitments, and other public company directorships to assess the potential impact on our Board’s effectiveness.

Ms. Zurquiyah has attended all of her CGG board meetings since her appointment to the CGG Board in 20182 and has attended all but one of her Safran board and committee meetings since her appointment in 2017.3  Her appointment to our Board was effective on April 1, 2021, and Ms. Zurquiyah has attended all four Board and committee meetings to date, where she has been recognized by the Board for her immediate contributions and engagement. Her combined attendance record demonstrates her commitment and service to the various boards, including the Company’s Board, on which she serves.

1 We also note that the policies of another major shareholder proxy advisor with respect to director commitments advise that Ms. Zurquiyah would be within the acceptable range of board commitments for the CEO of a public company.
2 Please see CGG’s 2018 Annual Report (www.cgg.com/sites/default/files/2020-12/annual_report_2018.pdf, page 101), 2019 Annual Report (www.cgg.com/sites/default/files/2021-01/2019_URD_Engl_2.pdf, page 111), and 2020 Annual Report (www.cgg.com/sites/default/files/2021-03/Annual_Report_2020_0.pdf, page 128).
3 Please see Safran’s 2017 Registration Document (www.safran-group.com/file/download/2017-registration-document.pdf, page 262), 2018 Registration Document (www.safran-group.com/sites/group/files/safran_ddr_2018_uk.pdf, page 288), 2019 Registration Document (www.safran-group.com/sites/group/files/safran_deu_2019_uk_mel.pdf, page 324), and 2020 Registration Document (www.safran-group.com/sites/group/files/opt_mel_safr_deu_2020_production_uk_202104011830.pdf, page 356).

As disclosed in our Proxy Statement, the Board believes that a rigorous evaluation process is an essential component of strong corporate governance.  The Company’s Environmental, Social, and Governance (“ESG”) Committee reviews regularly the Board’s composition, including the key skills and experience represented on the Board, to ensure it meets the changing needs of the business, while also taking into consideration the outcomes of our annual Board and committee self-evaluation process, feedback received from shareholders, and evolving market best practices.  Our ESG Committee also looks to ensure that our directors possess and demonstrate a willingness to devote the required time and attention to Board duties and to otherwise fulfill the responsibilities required of them, including discussions with each director regarding the time commitments and expectations of his or her other board duties to ensure that he or she can continue to serve the Company and its shareholders effectively.

CGG S.A. is a small-cap company.

The Guidelines provide that Glass Lewis may consider the size and location of the other companies whose board a director nominee serves on. CGG S.A., one of the three boards on which Ms. Zurquiyah serves, is considered a small-cap company with a market capitalization of approximately 690 million Euros. While board service on any public company, coupled with executive responsibilities, necessarily entails significant effort and attention, we respectfully urge Glass Lewis to consider that by the terms of its criteria, the size of CGG S.A. is within the exact use-case parameters of this mitigating factor and therefore should weigh in favor of a recommendation to vote “FOR” Ms. Zurquiyah’s service on the Company’s Board, all else being considered equal.

Based on the flexibility in the Guidelines that allow consideration of qualities beyond the specific number of boards on which the director serves and because Ms. Zurquiyah is uniquely well suited to serve on the Board, we urge Glass Lewis to revise its recommendation to a vote “FOR” the proposal to elect Ms. Zurquiyah.

Proposal 4 – Prospective Directors’ Remuneration Policy

We urge Glass Lewis to recommend that shareholders vote “FOR” our Prospective Directors’ Remuneration Policy (the “Policy”) proposal because when analyzed under the applicable U.S. market standards, the Policy allows the Company to appropriately remunerate directors in a competitive talent market in order to achieve the Company’s and business objectives and serve shareholders’ best interests.

We were surprised by the Report’s negative recommendation for several reasons. The Report inappropriately assessed our Policy through the lens of U.K. compensation practices rather than U.S. compensation practices. In addition, the Report has overlooked the Company’s compensation best practices, responsible executive pay design, and strong alignment between pay and performance, which received a positive “FOR” say-on-pay recommendation in the Report.

The Report’s assessment of the Policy is based on U.K. practices rather than U.S. practices.

Although incorporated in the United Kingdom, the Company is listed on the New York Stock Exchange, headquartered in the United States, its Chairman of the Board and CEO, as well as all of its executive officers, work principally from the Houston, Texas, USA office, a large portion of the Company’s shareholders are based in the United States, and the majority of the Company’s peer group companies, with whom it competes for talent, are headquartered in the United States. As such, the Board and the Compensation Committee of the Company (the “Compensation Committee”) and its advisors have benchmarked the Policy, including that of the Chairman of the Company, primarily against U.S. market practices in order to attract the best talent and leadership to the Board. When this proposal is analyzed against the correct U.S. market practices, the Policy is within the normal parameters of similar proposals. Additionally, the Report’s analysis of this proposal is inconsistent with its analysis of the other proposals in this Proxy Statement. Specifically the Report analyzes the director election proposal under the U.S. guidelines, indicating that these same U.S. guidelines should apply to this proposal; we quote page 11 of the Report: “[G]iven the Company’s trading position in the U.S. and its board structure, we believe that U.S. governance standards regarding the election of directors should be applied to the Company. As such, we are largely basing the following voting recommendations on Glass Lewis’ guidelines for U.S. companies.”

The Report notes several aspects of the Company’s program that are inconsistent with U.K. practice. As mentioned before, this is an inappropriate standard as the Company operates primarily as a U.S.-based company with U.S. pay practices:

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Short Term Incentive (“STI”) Deferral: It is uncommon for companies in the United States to incorporate practices requiring executives to defer a portion of their bonus into shares. Within our compensation peer group, two of our non-U.S. peers disclose this practice while none of our U.S. peers disclose this practice.

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Long Term Incentive (“LTI”) Extended Holding Period: This is an uncommon practice in the United States within our compensation peer group where only two of our non-U.S. peers disclose this practice, and none of our U.S. peers disclose this practice. In the United States, it is more common for companies to require executives to hold shares through stock ownership guidelines rather than an extended holding period. We include robust stock ownership guidelines, which require our CEO to hold 6x his base salary in shares, our CFO to hold 5x his base salary, and our other executive officers to hold 3x their base salary in shares.

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Plan Limits: It is not prevalent market practice in the United States to limit equity-based awards to a specified percentage over a 10-year rolling period. Per U.S. practice, excessive shareholder dilution is avoided by (1) requiring shareholder votes to grant a pool of shares that can be used for LTI grants over a period of years and including information on potential shareholder dilution in such proposal, and (2) including maximum limits on the LTI grant that can be made to any one individual during a calendar year. Additionally, the Company has been responsible with its use of shares historically as referenced by our historical three-year burn rate of 1.0%, which aligns with the median of our peer group.

The Report overlooked our compensation best practices, responsible executive pay design, and strong pay-for-performance alignment.

The Policy is designed to be based on U.S. prevalence (taking into consideration U.K. prevalence where appropriate), and includes the following best practices, as described in our Proxy Statement:

•	pay for performance by aligning performance measures with our long-term strategy and shareholder interests;

•	benchmarking compensation against relevant global and industry peer groups, and salary increases and incentive awards based on market data and performance;

•	majority of executive director compensation is performance-based, “at-risk” long-term compensation;

•	short-term incentive awards are based on key financial and individual metrics, payout is based on performance, and no payout below minimum performance;

•	a minimum of 50% of LTI payout is based on performance, with caps on annual awards;

•	no guaranteed or uncapped incentives;

•	clawback provision in the event of malfeasance or fraud;

•	robust director share ownership requirements;

•	engaging an independent, external compensation consultant; and

•	no excessive perquisites, benefits, or pension payments.

The Report’s negative recommendation is partially driven by what Glass Lewis has deemed a “potential for excessive remuneration under the LTIP” due to the increase in our maximum LTI opportunity under the program from $15 million to $18 million. The intent of this was to provide the Company flexibility in the future, if appropriate, to move more of the Executive Director’s short-term cash compensation to at-risk, long-term compensation, which is in alignment with shareholder interests. The decision to recommend against our remuneration policy on this basis ignores our:

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Responsible executive pay design: This is a maximum potential opportunity only. In practice, our LTI awards to our Executive Director, including the 2021 LTI grant, have ranged from $9.1 million to $12.6 million. The Compensation Committee has been a responsible steward of the maximum limit allowable under the LTIP program and has set compensation based on market data and Company performance.

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Strong pay and performance alignment: As stated in the Report’s pay-for-performance analysis, the level of pay provided to the Chairman and CEO is not excessive. The Chairman and CEO was paid less compensation than the median compensation for the group of companies selected based on Glass Lewis’ peer group methodology. The Report also indicates an adequate alignment of pay with performance and the Company’s pay ranking is notably less than its performance ranking.

We acknowledge Glass Lewis’ concern that the performance targets attached to our 2020 and 2021 performance share units (“PSUs”) are based upon the single metric of relative total shareholder return (“TSR”).  However, the Policy does not state that a single metric will be used each year, and this is not the intent of the Policy. The Company’s Compensation Committee will choose one or more measures each year, based on the long-term business objectives. A single performance metric was used for 2020 and in 2021, because the volatility in the oil and gas business environment and the Spin-off made it challenging to set meaningful financial metrics during these two years. In addition, we believe, and our shareholders have expressed to us during our shareholder engagement meetings, that relative TSR is strongly aligned with shareholder interests and is a meaningful measure of our long-term performance.

If the Policy is not approved at the Annual Meeting, the Company intends to continue compensating its directors under its existing Directors’ Remuneration Policy that was approved at its 2018 Annual General Meeting of Shareholders until a revised policy is approved by shareholders.

Based on the application of the correct U.S. market practice standard, and because the Policy has been scrupulously designed to align directors’ incentives with shareholders’ interests while remaining competitive in the U.S. compensation market, we urge Glass Lewis to revise its recommendation to a vote “FOR” the proposal to approve the Policy.

We respectfully urge Glass Lewis to revise the Report and recommend that shareholders vote “FOR” each of Proxy Statement proposals 1(i) and 4. For the reasons discussed in greater detail above, Ms. Zurquiyah is uniquely and highly qualified to serve as a director on our Board and expects to take action within the next year to address guidelines from proxy advisors and institutional investors related to her directorships, and our Policy on director remuneration is aligned with U.S. market practices and shareholder interests.

For and on behalf of TechnipFMC plc,

Victoria Lazar
Executive Vice President,
Chief Legal Officer and Secretary